News Release

Contact:
Investors:	Ryan Richards 980.465.5000 | investors@truist.com	Aaron Reeves 336.733.2874 | investors@truist.com
Media:	Shelley Miller 704.692.1518 | media@truist.com

Truist Reports Third Quarter 2020 Results
Earnings of $1.1 billion, or $0.79 per diluted share

CHARLOTTE, N.C., (October 15, 2020) — Truist Financial Corporation (NYSE: TFC) today reported earnings for the third quarter of 2020.

Net income available to common shareholders was $1.1 billion, up 45.3 percent, compared to the third quarter last year. Earnings per diluted common share were $0.79, a decrease of 16.8 percent compared with the same period last year. Results for the third quarter produced an annualized return on average assets (ROA) of 0.91 percent, an annualized return on average common shareholders' equity (ROCE) of 6.87 percent, and an annualized return on tangible common shareholders' equity (ROTCE) of 13.31 percent.

Adjusted net income available to common shareholders was $1.3 billion, or $0.97 per diluted share, excluding merger-related and restructuring charges of $236 million ($181 million after-tax), incremental operating expenses related to the merger of $152 million ($115 million after-tax), securities gains of $104 million ($80 million after-tax) and a charitable contribution of $50 million ($38 million after-tax). Adjusted diluted earnings per common share increased $0.15 compared to the second quarter of 2020. Adjusted results produced an annualized ROA of 1.11 percent, an annualized ROCE of 8.50 percent and an annualized ROTCE of 16.08 percent.

"We are pleased to report strong performance for the quarter, particularly given the challenging environment," said Chairman and Chief Executive Officer Kelly S. King. "Our earnings reflect a modest build in our allowance for loan and lease losses, benefiting from our relatively stable asset quality. We also benefited from our diverse noninterest-income generating businesses and disciplined core expense control.

"Adjusted net income was $1.3 billion, or $0.97 per share, due to strong performances from wealth management, investment banking, retail banking and insurance. We experienced growth in service charges on deposit accounts and card and payment related fees due to some waiver abatement and increased activity from clients. In addition, we are selectively investing in our insurance, investment banking, residential mortgage and wealth teams to drive more client business.

"We also made progress in terms of our systems integration as we work to build out all the capabilities of Truist. In August, we completed the conversion of Truist Securities, integrating the corporate and investment banking businesses of BB&T and SunTrust. We were pleased with this very successful major client-facing systems conversion.

“We continue to actively support our communities during this time of need and were excited that our various foundations provided a donation of $40 million1 to help establish CornerSquare Community Capital, formed to support community development financial institutions focused on providing funding to racially and ethnically diverse small business owners, women and individuals in low- and moderate-income communities, with a particular focus on African American-owned small businesses. We also contributed $50 million to the Truist Charitable Fund to support future community giving.

"I continue to be very proud of and inspired by our teammates, who continue to live the Truist purpose and make a positive difference in the lives of their clients and in their communities."

Third Quarter 2020 Performance Highlights

•Earnings per diluted common share were $0.79
–Adjusted diluted earnings per share were $0.97
–ROA was 0.91 percent; adjusted ROA was 1.11 percent
–ROCE was 6.87 percent; adjusted ROCE was 8.50 percent
–ROTCE was 13.31 percent; adjusted ROTCE was 16.08 percent

•Taxable-equivalent revenue was $5.6 billion; includes $104 million of securities gains
–Fee income ratio was 39.7 percent, compared to 41.3 percent for second quarter 2020; excluding securities gains, fee income ratio was 38.5 percent for the current quarter
–Net interest margin was 3.10 percent, down three basis points from second quarter 2020
–Core net interest margin was 2.72 percent, up 5 basis points from second quarter 2020

•Noninterest expense was $3.8 billion
–Noninterest expense includes $236 million of merger-related and restructuring charges, $152 million of incremental operating expenses related to the merger, and $50 million for a charitable contribution
–GAAP efficiency ratio was 67.4 percent, compared to 66.1 percent for second quarter 2020
–Adjusted efficiency ratio was 57.3 percent, compared to 55.8 percent for second quarter 2020

•Asset quality ratios remain relatively stable
–Nonperforming assets were 0.26 percent of total assets, up 1 basis point from the prior quarter
–Loans 90 days or more past due and still accruing were 0.39 percent of loans held for investment, up from 0.34 percent for the prior quarter
–Excluding government guaranteed loans, loans 90 days or more past due and still accruing were 0.03 percent of loans held for investment
–Net charge-offs were 0.42 percent of average loans and leases, up three basis points compared to the prior quarter
–The allowance for loan and lease losses was 1.91 percent of loans and leases held for investment compared to 1.81 percent for second quarter 2020
–Provision for credit losses was $421 million for the third quarter of 2020, which includes a modest build in the allowance for credit losses
–The allowance for loan and lease loss coverage ratio was 5.22 times nonperforming loans and leases held for investment, versus 5.24 times in the prior quarter
–Active client accommodations related to the CARES Act declined significantly; 98.0 percent and 94.5 percent of commercial and consumer clients, respectively, that have exited accommodation programs are current on their loans
1 The $40 million contribution to CornerSquare Community Capital consisted of two $20 million contributions made through the Truist Foundation, Inc. and the Truist Charitable Fund. These amounts did not impact Truist Financial Corporation's earnings.

•Capital and liquidity levels improved
–Common equity tier 1 to risk-weighted assets was 10.0 percent
–Tier 1 risk-based capital was 12.2 percent
–Total risk-based capital was 14.6 percent
–$925 million of preferred stock was issued to further strengthen capital
–Consolidated average LCR ratio was 117 percent

EARNINGS HIGHLIGHTS				Change 3Q20 vs.
(dollars in millions, except per share data)	3Q20	2Q20	3Q19	2Q20	3Q19
Net income available to common shareholders	$1,068	$902	$735	$166	$333
Diluted earnings per common share	0.79	0.67	0.95	0.12	(0.16)

Net interest income - taxable equivalent	$3,391	$3,479	$1,723	$(88)	$1,668
Noninterest income	2,210	2,423	1,303	(213)	907
Total taxable-equivalent revenue	$5,601	$5,902	$3,026	$(301)	$2,575
Less taxable-equivalent adjustment	29	31	23
Total revenue	$5,572	$5,871	$3,003

Return on average assets	0.91%	0.75%	1.41%	0.16%	(0.50)%
Return on average risk-weighted assets (current quarter is preliminary)	1.19	1.00	1.75	0.19	(0.56)
Return on average common shareholders' equity	6.87	5.90	10.04	0.97	(3.17)
Return on average tangible common shareholders' equity (1)	13.31	11.83	16.03	1.48	(2.72)
Net interest margin - taxable equivalent	3.10	3.13	3.37	(0.03)	(0.27)
(1)    Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Third Quarter 2020 compared to Second Quarter 2020

Total taxable-equivalent revenue was $5.6 billion for the third quarter of 2020, a decrease of $301 million compared to the prior quarter. This includes a decrease of $213 million in noninterest income and a decrease of $88 million in net interest income.

The net interest margin was 3.10 percent for the third quarter, down three basis points compared to the prior quarter. The decline in the net interest margin reflects lower purchase accounting accretion, lower yields on loans due to LIBOR changes and lower yield on securities due to the impact of new investments at lower rates. These decreases were partially offset by lower interest expense on deposits and borrowings primarily due to the impact of lower rates on deposits and a lower level of deferred interest on loans granted an accommodation in connection with COVID-19. Average earning assets decreased $11.4 billion, which primarily reflects a $10.7 billion decrease in average total loans and leases primarily due to paydowns on commercial and industrial revolvers. Average securities available for sale increased $4.7 billion, while average other earning assets decreased $5.7 billion as a portion of interest-earning balances were invested in higher-yield agency mortgage-backed securities. Average interest-bearing liabilities decreased $26.1 billion compared to the second quarter of 2020. Average interest-bearing deposits decreased $8.7 billion, average short-term borrowings decreased $2.8 billion and average long-term debt decreased $14.6 billion. The decline in average interest-bearing deposits was primarily in higher-cost time deposits that matured, as well as lower interest checking and money market and savings balances. The decline in long-term debt was due to the early extinguishment of certain FHLB advances in the prior quarter. These decreases were partially offset by the $10.1 billion growth in average noninterest-bearing deposits compared to the second quarter of 2020.

The yield on the total loan portfolio for the third quarter was 4.04 percent, down 15 basis points compared to the prior quarter primarily due to lower accretion of the fair value mark on the merged loans and the impact of lower benchmark interest rates. The yield on the average securities portfolio for the third quarter was 1.97 percent, down 40 basis points compared to the prior quarter primarily due to lower yields on new purchases and premium amortization due to higher prepayments.

The average cost of total deposits was 0.10 percent, down 12 basis points compared to the prior quarter, and the average cost of interest-bearing deposits was 0.15 percent, down 17 basis points compared to the prior quarter. The average rate on long-term debt was 1.48 percent, down four basis points compared to the prior quarter. The average rate on short-term borrowings was 0.85 percent, down 39 basis points compared to the prior quarter. The decrease in rates on deposits was attributable to deposit rate cuts and maturities of higher cost time-deposits. The decrease in the cost of short-term borrowings was a result of the maturities of higher-cost funding primarily in the second quarter of 2020.

The provision for credit losses was $421 million and net charge-offs were $326 million for the third quarter, compared to $844 million and $316 million, respectively, for the prior quarter. The provision for credit losses in the third quarter reflects a modest build to the allowance for loan and lease losses primarily due to continued monitoring of clients’ financial position and associated re-grading actions as well as uncertainty related to performance after the expiration of relief packages and COVID-19.

Noninterest income was $2.2 billion, a decrease of $213 million compared to the prior quarter. The current quarter includes $104 million of securities gains, whereas the prior quarter included $300 million. Excluding securities gains, noninterest income was relatively flat compared to the prior quarter. Insurance income was down $63 million primarily due to seasonality. Service charges on deposits, and card and payment related fees increased $45 million and $29 million, respectively, as volumes increased and waivers related to COVID-19 were reduced. Wealth management income increased $35 million primarily due to the market rebound that positively impacted wealth fees. Other income increased $80 million compared to the prior period primarily as a result of a $52 million increase in income from assets held for certain post-retirement benefits, which was largely offset by higher personnel expense and a $38 million increase in the value of other investments. Residential mortgage income decreased $120 million primarily due to decreases in the valuation of mortgage servicing rights. The net valuation for mortgage servicing rights was a loss of $58 million for the third quarter of 2020, compared to a gain of $14 million in the second quarter of 2020, primarily due to a third quarter change in the prepayment speed assumption resulting from the low rate environment. In addition, the realization of expected mortgage servicing rights was $36 million higher due to higher loan prepayments and the repurchase of GNMA loans. Investment banking and trading income decreased $30 million primarily due to lower trading revenues, partially offset by higher investment banking revenues.

Noninterest expense was $3.8 billion for the third quarter, down $123 million compared to the prior quarter. The current quarter includes a $50 million charitable contribution to the Truist Charitable Fund. The prior quarter included $235 million of losses on the early extinguishment of long-term debt, which were part of balance sheet actions to improve net interest income, net interest margin and leverage ratios. Merger-related and restructuring charges increased $27 million primarily due to higher facilities impairments and professional services expenses, partially offset by lower severance and other personnel-related expenses. Incremental operating expenses related to the merger increased $23 million primarily due to higher professional services expenses for process and system design in connection with merger integration. Excluding the items mentioned above and changes in amortization of intangibles, adjusted noninterest expense was up $20 million primarily due to higher personnel expense. Personnel expense was higher by $50 million compared to the second quarter of 2020 primarily due to $51 million in higher costs associated with certain post-retirement benefit plans that are offset in other income. In addition, there were several items within personnel expense that were essentially offsetting in nature. Salaries and wages and related payroll taxes were lower $66 million primarily due to the elimination of on-site pay premiums, and incentive expense was lower $15 million primarily due to a higher accrual in the second quarter of 2020 related to certain incentive programs. These decreases were offset by $34 million in higher medical claims as teammates returned to more normal levels of usage, $22 million in higher defined benefit plans expense due to a change in the annual expense estimate and $30 million in reduced capitalized employee costs as the second quarter included higher deferred costs in connection with PPP loans and residential mortgage loans.

The provision for income taxes was $255 million for the third quarter, compared to $191 million for the prior quarter. The effective tax rate for the third quarter was 18.3 percent, compared to 16.6 percent for the prior quarter. The higher effective tax rate was primarily due to higher pre-tax income and a relatively stable level of permanent tax items and income tax credits.

Third Quarter 2020 compared to Third Quarter 2019

Total taxable-equivalent revenues were $5.6 billion for the third quarter of 2020, an increase of $2.6 billion compared to the earlier quarter, reflecting an increase of $1.7 billion in taxable-equivalent net interest income and an increase of $907 million in noninterest income.

Net interest margin was 3.10 percent, down 27 basis points compared to the earlier quarter. Average earning assets increased $232.0 billion. The increase in average earning assets reflects a $163.6 billion increase in average total loans and leases and a $30.9 billion increase in average securities. Average other earning assets increased $34.0 billion primarily due to higher interest-earning balances at the Federal Reserve. Average interest-bearing liabilities increased $155.0 billion compared to the earlier quarter. Average interest-bearing deposits increased $138.8 billion, average long-term debt increased $18.3 billion and average short-term borrowings decreased $2.1 billion. The significant increases in earning assets and liabilities are primarily due to the merger, as well as impacts from the COVID-19 pandemic and the resulting government stimulus programs.

The yield on the total loan portfolio for the third quarter of 2020 was 4.04 percent, down 94 basis points compared to the earlier quarter, reflecting the impact of rate decreases and deferred interest for loans granted an accommodation in connection with COVID-19, partially offset by purchase accounting accretion from merged loans. The yield on the average securities portfolio was 1.97 percent, down 63 basis points compared to the earlier quarter primarily due to lower yields on new purchases and higher premium amortization.

The average cost of total deposits was 0.10 percent, down 57 basis points compared to the earlier quarter, and the average cost of interest-bearing deposits was 0.15 percent, down 84 basis points compared to the earlier quarter. The average rate on short-term borrowings was 0.85 percent, down 170 basis points compared to the earlier quarter. The average rate on long-term debt was 1.48 percent, down 194 basis points compared to the earlier quarter. The lower rates on interest-bearing liabilities reflect the lower rate environment. The lower rates on long-term debt also reflect the amortization of the fair value mark on the assumed debt and the issuance of new long-term debt.

The provision for credit losses was $421 million, compared to $117 million for the earlier quarter. The increase in the provision for credit losses reflects a modest build to the allowance for credit losses primarily due to monitoring of clients’ financial position and associated re-grading actions, as well as uncertainty related to performance after the expiration of relief packages and COVID-19, the impact of the merger, and the effect of applying the CECL methodology in the current quarter compared to the incurred methodology in the earlier quarter. Net charge-offs for the third quarter of 2020 totaled $326 million compared to $153 million in the earlier quarter. Higher net charge-offs also contributed to the increase in the provision for credit losses and primarily reflect increases as a result of the merger. The net charge-off rate for the current quarter of 0.42 percent was up one basis point compared to the third quarter of 2019.

Noninterest income for the third quarter of 2020 increased $907 million compared to the earlier quarter. The current quarter includes $104 million of securities gains. Excluding the securities gains, noninterest income increased $803 million, with nearly all categories of noninterest income being impacted by the merger. In addition to the impacts from the merger, insurance income increased $31 million due to strong production and premium growth and residential mortgage banking income was up due to strong production and refinance activity driven by the declining rate environment, partially offset by lower valuations of the mortgage servicing rights. Service charges on deposits partially rebounded during the third quarter due to increased overdraft incident rates and reduced refunds and waivers to accommodate clients impacted by the COVID-19 pandemic.

Noninterest expense for the third quarter of 2020 was up $1.9 billion compared to the earlier quarter. Merger-related and restructuring charges and other incremental operating expenses related to the merger increased $202 million and $100 million, respectively. In addition, the current quarter was impacted by a $50 million charitable contribution to the Truist Charitable Fund. Excluding the items mentioned above and the impact of an increase of $141 million of amortization expense for intangibles, adjusted noninterest expense was up $1.4 billion primarily reflecting the impact of the merger. In addition to the impacts of the merger, operating costs were elevated due to COVID-19, which resulted in an additional $26 million of expenses compared to the third quarter of 2019. This was primarily related to net occupancy costs for enhanced cleaning.

The provision for income taxes was $255 million for the third quarter of 2020, compared to $218 million for the earlier quarter. This produced an effective tax rate for the third quarter of 2020 of 18.3 percent, compared to 20.8 percent for the earlier quarter. The lower effective tax rate is primarily due to higher favorable permanent tax items and income tax credits in the current year.

LOANS AND LEASES
(dollars in millions)
Average balances	3Q20	2Q20	Change	% Change
				(annualized)
Commercial:
Commercial and industrial	$143,452	$152,991	$(9,539)	(24.8)%
CRE	27,761	27,804	(43)	(0.6)
Commercial construction	6,861	6,748	113	6.7
Lease financing	5,626	5,922	(296)	(19.9)
Total commercial	183,700	193,465	(9,765)	(20.1)
Consumer:
Residential mortgage	51,500	52,380	(880)	(6.7)
Residential home equity and direct	26,726	27,199	(473)	(6.9)
Indirect auto	24,732	24,721	11	0.2
Indirect other	11,530	11,282	248	8.7
Student	7,446	7,633	(187)	(9.7)
Total consumer	121,934	123,215	(1,281)	(4.1)
Credit card	4,810	4,949	(139)	(11.2)
Total loans and leases held for investment	$310,444	$321,629	$(11,185)	(13.8)

Average loans and leases held for investment for the third quarter of 2020 were $310.4 billion, down $11.2 billion compared to the second quarter of 2020 primarily due to a decline in the commercial portfolio.

The decline in the commercial portfolio was primarily in commercial and industrial loans and reflects the repayment of revolver usage. Within the commercial and industrial portfolio, Truist experienced growth in loans from mortgage warehouse lending due to the decline in rates and increased refinance activity, as well as growth in premium finance lending and equipment finance lending. Growth in these portfolios was partially offset by a decline in dealer floor plan lending.

Average consumer loans decreased $1.3 billion primarily due to refinance activity resulting in a decline in residential mortgages and residential home equity and direct loans. This was partially offset by an increase in indirect other loans due to demand for loans for recreational and power sports equipment.

DEPOSITS
(dollars in millions)
Average balances	3Q20	2Q20	Change	% Change
				(annualized)
Noninterest-bearing deposits	$123,966	$113,875	$10,091	35.3%
Interest checking	96,707	97,863	(1,156)	(4.7)
Money market and savings	123,598	126,071	(2,473)	(7.8)
Time deposits	27,940	33,009	(5,069)	(61.1)
Total deposits	$372,211	$370,818	$1,393	1.5

Average deposits for the third quarter of 2020 were $372.2 billion, an increase of $1.4 billion compared to the prior quarter. Average noninterest-bearing deposit growth was strong for the third quarter of 2020 due to a continuation of the flight to quality and the government stimulus programs. Average time deposits decreased primarily due to maturity of wholesale negotiable certificates of deposit and higher-cost personal and business accounts.

Average noninterest-bearing deposits represented 33.3 percent of total deposits for the third quarter of 2020, compared to 30.7 percent for the prior quarter. The cost of average total deposits was 0.10 percent for the third quarter, down 12 basis points compared to the prior quarter. The cost of average interest-bearing deposits was 0.15 percent for the third quarter, down 17 basis points compared to the prior quarter.

In September 2020, the FDIC published data from the Annual Summary of Deposits as of June 30, 2020. Truist is the 6th largest commercial bank in the United States based on deposits and maintained a first or second market position in thirteen of the company's Top 20 MSAs.

SEGMENT RESULTS				Change 3Q20 vs.
(dollars in millions)
Segment Net Income	3Q20	2Q20	3Q19	2Q20	3Q19
Consumer Banking and Wealth	$817	$706	$465	$111	$352
Corporate and Commercial Banking	583	405	441	178	142
Insurance Holdings	77	126	61	(49)	16
Other, Treasury & Corporate	(336)	(279)	(139)	(57)	(197)
Total net income	$1,141	$958	$828	$183	$313

Effective December 2019, operating segments were realigned in connection with the SunTrust merger. Results for prior periods have been revised to reflect the new structure.

Third Quarter 2020 compared to Second Quarter 2020

Consumer Banking and Wealth ("CB&W")

CB&W serves individuals and small business clients by offering a variety of loan and deposit products, payment services, bankcard products and other financial services by connecting clients to a wide range of financial products and services. CB&W includes Retail Community Bank, which serves retail, premier and small business clients, delivering on the banking needs of all clients through a network of branches, ATMs and contact centers. CB&W includes Dealer Retail Services, which originates loans on an indirect basis to individuals for the purchase of automobiles, boats and recreational vehicles. Additionally, CB&W includes National Consumer Finance & Payments, which provides a comprehensive set of technology-enabled lending solutions to individuals and small businesses through several national channels, as well as merchant services and payment processing solutions to business clients. CB&W also includes Mortgage Banking, which offers residential mortgage products nationally through its retail and correspondent channels, the internet and by telephone. These products are either sold in the secondary market, primarily with servicing rights retained, or held in the Company’s loan portfolio. Mortgage Banking also services loans for other investors, in addition to loans held in the Company’s loan portfolio. Mortgage Banking also includes Mortgage Warehouse Lending, which provides short-term lending solutions to finance first-lien residential mortgage LHFS by independent mortgage companies. Wealth delivers investment management, financial planning, banking, fiduciary services and related solutions to institutions, affluent and high net worth individuals and families, with financial expertise and industry-specific insights in the medical, legal, sports and entertainment industries.

CB&W net income was $817 million for the third quarter of 2020, an increase of $111 million compared to the prior quarter. Segment net interest income increased $34 million primarily driven by day count and portfolio mix-shift. Noninterest income decreased $16 million primarily driven by an MSR fair value adjustment due to elevated prepayment speeds, partially offset by higher client activity and market valuations increasing wealth fees. The allocated provision for credit losses decreased $89 million primarily due to decreased charge-offs. Noninterest expense decreased $38 million primarily due to lower personnel expenses, merger related expenses and amortization of intangibles related to the merger, partially offset by higher professional service fees and loan-related expenses due to increased client activity.

Average loans held for investment were down $547 million compared to the prior quarter primarily due to lower residential mortgage, home equity and direct consumer, student lending and credit card, partially offset by increased mortgage warehouse lending. Average total deposits were up $5.0 billion compared to the prior quarter primarily due to economic stimulus payments related to COVID-19 and flight to quality.

Corporate and Commercial Banking ("C&CB")

C&CB serves large, medium and small business clients by offering a variety of loan and deposit products and connecting clients to the combined organization’s broad array of financial services. C&CB includes Corporate and Investment Banking (“CIB”), which delivers a comprehensive range of strategic advisory, capital raising, risk management, financing, liquidity and investment solutions to both public and private companies in the C&CB segment and Wealth. Additionally, C&CB includes Commercial Community Banking, which offers an array of traditional banking products, including lending, cash management and investment banking to commercial clients via CIB. C&CB also includes Commercial Real Estate, which provides a range of credit and deposit services as well as fee-based product offerings to privately held developers, operators, and investors in commercial real estate properties. C&CB also includes Grandbridge Real Estate Capital, which is a fully integrated commercial mortgage banking company that originates commercial and multi-family real estate loans, services loan portfolios and provides asset and portfolio management as well as real estate brokerage services. Treasury Solutions, within C&CB, provides business clients across the organization with services required to manage their payments and receipts, combined with the ability to manage and optimize their deposits across all aspects of their business.

C&CB net income was $583 million for the third quarter of 2020, an increase of $178 million compared to the prior quarter. Segment net interest income decreased $14 million primarily due to the adverse interest rate environment resulting from COVID-19 impacts. Noninterest income decreased $12 million driven by lower trading income, partially offset by higher deposit service charges, investment banking income, lending related fees and commercial real estate related income. The allocated provision for credit losses decreased $223 million due to a build to the allowance in the prior quarter primarily due to risk grade updates in the commercial portfolio and qualitative considerations related to selected industries impacted by COVID-19, partially offset by increased charge-offs in the current quarter related to the implementation of CECL, which required a gross-up of loan carrying values in connection with the establishment of an allowance on PCD loans. Noninterest expense decreased $37 million primarily due to lower expenses related to the merger and operating lease depreciation, partially offset by higher personnel expense due to the impact of capitalized salaries related to PPP loans in the prior quarter.

Average loans held for investment were down $11.1 billion compared to the prior quarter due primarily to paydowns on drawn revolvers throughout the quarter. Average total deposits were flat compared to the prior quarter.

Insurance Holdings ("IH")

Truist’s IH segment is one of the largest insurance brokers in the world, providing property and casualty, employee benefits and life insurance to businesses and individuals. It also provides small business and corporate services, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, IH provides premium financing for property and casualty insurance.

IH net income was $77 million for the third quarter of 2020, a decrease of $49 million compared to the prior quarter. Noninterest income decreased $74 million primarily due to seasonality in property and casualty and other insurance commissions. Noninterest expense decreased $2 million primarily due to seasonally lower performance-based incentives partially offset by higher operating charge-offs and restructuring charges.

Other, Treasury & Corporate ("OT&C")

Net income in OT&C can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and variability associated with derivatives used to hedge the balance sheet.

OT&C generated a net loss of $336 million for the third quarter of 2020, compared to a net loss of $279 million for the prior quarter. Segment net interest income decreased $107 million primarily due to a decline in funding charges on assets to other segments relative to the funding credit provided on liabilities. Noninterest income decreased $111 million primarily due to a decline in security gains from the prior quarter. The allocated provision for credit losses decreased $105 million due to a reduction in the reserve for unfunded commitments. Noninterest expense decreased $46 million primarily due to the loss on early extinguishment of long-term debt in the prior quarter, partially offset by higher real estate merger-related charges, higher expense related to certain post-retirement benefit plans, medical benefits and pension expenses in the current quarter. The benefit for income taxes increased $10 million primarily due to higher pre-tax losses in the current quarter.

Third Quarter 2020 compared to Third Quarter 2019

Consumer Banking and Wealth

CB&W net income was $817 million for the third quarter of 2020, an increase of $352 million compared to the earlier quarter. Segment net interest income increased $1.1 billion primarily due to the merger. Noninterest income increased $414 million due to the merger and higher residential mortgage production income as a result of the lower rate environment driving mortgage production through refinance activity, partially offset by lower residential mortgage servicing income driven by higher prepayment as a result of the lower rate environment and an MSR fair value adjustment in the current quarter. The allocated provision for credit losses increased $66 million primarily due to the merger as well as increased economic stress associated with the pandemic. Noninterest expense increased $1.0 billion primarily due to operating expenses and amortization of intangibles related to the merger.

Corporate and Commercial Banking

C&CB net income was $583 million for the third quarter of 2020, an increase of $142 million compared to the earlier quarter. Segment net interest income increased $636 million primarily due to the merger. Noninterest income increased $338 million also primarily due to the merger. The allocated provision for credit losses increased $297 million primarily due to the merger as well as increased economic stress associated with the pandemic. Noninterest expense increased $505 million primarily due to operating expenses and amortization of intangibles related to the merger in the current quarter.

Insurance Holdings

IH net income was $77 million for the third quarter of 2020, an increase of $16 million compared to the earlier quarter. Noninterest income increased $33 million primarily due to higher production. Noninterest expense increased $11 million primarily due to increased personnel expense, partially offset by lower travel and marketing expenses.

Other, Treasury & Corporate

OT&C generated a net loss of $336 million in the third quarter of 2020, compared to a net loss of $139 million in the earlier quarter. Segment net interest income decreased $80 million. Noninterest income increased $122 million primarily due to the gain on sale of securities in the current quarter. The allocated provision for credit losses decreased $57 million primarily due to a reduction in the provision for unfunded commitments. Noninterest expense increased $396 million primarily due to operating expenses related to the merger and higher merger-related charges in the current quarter. The benefit for income taxes increased $100 million primarily due to a higher pre-tax loss.

CAPITAL RATIOS	3Q20	2Q20	1Q20	4Q19	3Q19
Risk-based:	(preliminary)
Common equity Tier 1	10.0%	9.7%	9.3%	9.5%	10.6%
Tier 1	12.2	11.6	10.5	10.8	12.2
Total	14.6	14.0	12.7	12.6	14.8
Leverage (1)	9.6	9.0	9.0	14.7	10.3
Supplementary leverage (2)	8.9	8.5	7.8	7.9	NA
(1)The leverage ratio is calculated using end of period Tier 1 capital and quarterly average tangible assets. The timing of the merger impacted the result for the fourth quarter of 2019. The estimated leverage ratio for the fourth quarter of 2019 using a full quarterly average tangible assets was 9.3 percent.
(2)Truist became subject to the supplementary leverage ratio as of January 1, 2020. The December 31, 2019 measure was an estimate based on a full quarter of average tangible assets in the denominator.

Capital ratios improved during the third quarter and remained strong compared to the regulatory levels for well capitalized banks. During the third quarter of 2020, Truist issued $925 million of preferred stock to further strengthen its capital position. Truist declared common dividends of $0.450 per share during the third quarter of 2020. The dividend and total payout ratios for the third quarter of 2020 were 56.8 percent.

In August 2020, the Federal Reserve informed Truist of its final Stress Capital Buffer ("SCB") of 270 basis points for risk-based capital ratios. This buffer, which was determined based on stress testing results developed by the Federal Reserve, is 20 basis points above the Capital Conservation Buffer. The SCB will be effective from October 1, 2020 through September 30, 2021, at which point a revised SCB will be calculated and provided to Truist. Consistent with the Federal Reserve’s mandate across the industry, Truist will update and resubmit its capital plan in early November 2020 to reflect changes in financial markets and the macroeconomic outlook.

As of January 1, 2020, Truist is subject to Category III reduced LCR. Truist's average LCR was approximately 117 percent for the three months ended September 30, 2020, compared to the regulatory minimum of 100 percent. Truist continues to maintain a strong liquidity position and is prepared to meet the funding needs of clients. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 18.6 percent at September 30, 2020.

ASSET QUALITY
(dollars in millions)	3Q20	2Q20	1Q20	4Q19	3Q19
Total nonperforming assets	$1,314	$1,252	$1,177	$684	$509
Total performing TDRs	1,217	1,107	1,079	980	1,057
Total loans 90 days past due and still accruing	1,197	1,072	1,748	1,994	403
Total loans 30-89 days past due	2,148	1,901	2,374	2,213	992
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.37%	0.35%	0.32%	0.15%	0.30%
Nonperforming assets as a percentage of total assets	0.26	0.25	0.23	0.14	0.22
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.70	0.60	0.74	0.74	0.66
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.39	0.34	0.55	0.66	0.27
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding PPP, other government guaranteed and PCI	0.03	0.04	0.04	0.03	0.04
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.91	1.81	1.63	0.52	1.05
Net charge-offs as a percentage of average loans and leases, annualized	0.42	0.39	0.36	0.40	0.41
Ratio of allowance for loan and lease losses to net charge-offs, annualized	4.52x	4.49x	4.76x	2.03x	2.59x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	5.22x	5.24x	5.04x	3.41x	3.52x

Overall asset quality ratios were relatively stable at September 30, 2020 compared to June 30, 2020.

Nonperforming assets totaled $1.3 billion at September 30, 2020, up $62 million compared to June 30, 2020. Nonperforming loans and leases held for investment represented 0.37 percent of loans and leases held for investment, up 2 basis points compared to June 30, 2020. The increase in nonperforming loans held for investment is primarily in commercial and industrial loans, which was partially offset by a decline in commercial leases due to a charge-off on a PCD loan related to the implementation of CECL. Within the consumer portfolio, indirect automobile nonaccrual loans declined as some states lifted the moratorium on repossessions. Performing TDRs were up $110 million during the third quarter primarily in residential mortgage loans.

Loans 90 days or more past due and still accruing totaled $1.2 billion at September 30, 2020, up $125 million compared to the prior quarter. The increase was primarily in government guaranteed student loans as forbearance programs in connection with the CARES Act have ended. In addition, residential mortgage loans 90 days or more past due increased primarily due to the repurchase of delinquent government guaranteed loans. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.39 percent at September 30, 2020, up five basis points from the prior quarter. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.03 percent at September 30, 2020, down one basis point from June 30, 2020.

Loans 30-89 days past due and still accruing totaled $2.1 billion at September 30, 2020, up $247 million compared to the prior quarter. Student loans 30-89 days past due increased $224 million, which almost entirely relates to government guaranteed loans as forbearance programs in connection with the CARES Act have ended. In addition, residential mortgage loans and indirect automobile loans increased, while commercial and industrial loans declined. The ratio of loans 30-89 days past due and still accruing as a percentage of loans and leases was 0.70 percent at September 30, 2020, up 10 basis points from the prior quarter.

Net charge-offs during the third quarter totaled $326 million, up $10 million compared to the prior quarter. As a percentage of average loans and leases, annualized net charge-offs were 0.42 percent, up three basis points compared to the prior quarter. Current quarter net charge-offs includes $97 million of charge-offs related to the implementation of CECL, which required a gross-up of loan carrying values in connection with the establishment of an allowance on PCD loans. Management performed a comprehensive review of PCD assets during the third quarter and concluded in certain situations that a charge-off was required. Excluding these additional charge-offs, net charge-offs would have been an annualized 0.29 percent of average loans and leases for the third quarter of 2020, down 10 basis points compared to the prior quarter.

The allowance for credit losses was $6.2 billion, up $96 million compared to the prior quarter. The allowance for credit losses includes $5.9 billion for loans and leases and $366 million for the reserve for unfunded commitments. As of September 30, 2020, the allowance for loan and lease losses was 1.91 percent of loans and leases held for investment.

The allowance for loan and lease losses was 5.22 times nonperforming loans and leases held for investment, compared to 5.24 times at June 30, 2020. At September 30, 2020, the allowance for loan and lease losses was 4.52 times annualized net charge-offs, compared to 4.49 times at June 30, 2020.

Earnings Presentation and Quarterly Performance Summary

To listen to Truist's live third quarter 2020 earnings conference call at 8 a.m. ET today, please call 866-519-2796 and enter the participant code 892418. A presentation will be used during the earnings conference call and is available on our website at https://ir.truist.com/events-and-presentation. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 892418).

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist's Third Quarter 2020 Quarterly Performance Summary, which contains detailed financial schedules, is available at https://ir.truist.com/earnings.

About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspire and build better lives and communities. With 275 years of combined BB&T and SunTrust history, Truist has leading market share in many high-growth markets in the country. The company offers a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending; and wealth management. Headquartered in Charlotte, North Carolina, Truist is the sixth-largest commercial bank in the U.S. with total assets of $499 billion as of September 30, 2020. Truist Bank, Member FDIC. Learn more at Truist.com.

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Capital ratios and return on risk-weighted assets are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Truist's management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Truist's management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•	The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•	Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist's management uses these measures to assess the quality of capital and returns relative to balance sheet risk.
•	Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for a) securities acquired from the FDIC in the Colonial Bank acquisition and b) loans, deposits and long-term debt from SunTrust, Susquehanna, National Penn and Colonial Bank are excluded to approximate the yields paid by clients. Truist's management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist's earning assets.
•	The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•	The adjusted performance ratios, including adjusted return on average assets, adjusted return on average common shareholders’ equity and adjusted return on average tangible common shareholders’ equity, are non-GAAP in that they exclude merger-related and restructuring charges, selected items and, in the case of return on average tangible common shareholders' equity, amortization of intangible assets. Truist's management uses these measures in their analysis of the Corporation's performance. Truist's management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•	EBITDA is a non-GAAP measurement of operating profitability that is calculated by adding back interest, taxes, depreciation and amortization to net income. Truist's management also adds back merger-related and restructuring charges, incremental operating expenses related to the merger and other selected items. Truist's management uses this measure in its analysis of the Corporation's Insurance Holdings segment. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•	Allowance for loan and lease losses and unamortized fair value mark, and allowance for credit losses and unamortized fair value mark, as a percentage of gross loans and leases are non-GAAP measurements of credit reserves that are calculated by adjusting the ALLL or ACL, and loans and leases held for investment by the unamortized fair value mark. Truist's management uses these measures to assess loss absorption capacity.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist's Third Quarter 2020 Earnings Presentation, which is available at https://ir.truist.com/earnings.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," “would," "could" and other similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding Truist's business, the economy and other future conditions. Such statements involve inherent uncertainties, risks and changes in circumstances that are difficult to predict. As such, Truist’s actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2019, Item 1A-Risk Factors in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and in Truist's subsequent filings with the Securities and Exchange Commission:

•	risks and uncertainties relating to the merger of BB&T and SunTrust ("Merger"), including the ability to successfully integrate the companies or to realize the anticipated benefits of the Merger;
•	expenses relating to the Merger and integration of heritage BB&T and heritage SunTrust;
•	deposit attrition, client loss or revenue loss following completed mergers or acquisitions may be greater than anticipated;
•	changes in the interest rate environment, including the replacement of LIBOR as an interest rate benchmark, which could adversely affect Truist’s revenue and expenses, the value of assets and obligations, and the availability and cost of capital, cash flows, and liquidity;
•	volatility in mortgage production and servicing revenues, and changes in carrying values of Truist’s servicing assets and mortgages held for sale due to changes in interest rates;
•	management’s ability to effectively manage credit risk;
•	inability to access short-term funding or liquidity;
•	loss of client deposits, which could increase Truist’s funding costs;
•	changes in Truist’s credit ratings, which could increase the cost of funding or limit access to capital markets;
•	additional capital and liquidity requirements;

•	regulatory matters, litigation or other legal actions, which may result in, among other things, costs, fines, penalties, restrictions on Truist’s business activities, reputational harm, or other adverse consequences;
•	risks related to originating and selling mortgages, including repurchase and indemnity demands from purchasers related to representations and warranties on loans sold, which could result in an increase in the amount of losses for loan repurchases;
•	failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions;
•	risks relating to Truist’s role as a servicer of loans, including an increase in the scope or costs of the services Truist is required to perform without any corresponding increase in Truist’s servicing fee, or a breach of Truist’s obligations as servicer;
•	negative public opinion, which could damage Truist’s reputation;
•	increased scrutiny regarding Truist’s consumer sales practices, training practices, incentive compensation design and governance;
•	competition from new or existing competitors, including increased competition from products and services offered by non-bank financial technology companies, may reduce Truist’s client base, cause Truist to lower prices for its products and services in order to maintain market share or otherwise adversely impact Truist’s businesses or results of operations;
•	Truist’s ability to introduce new products and services in response to industry trends or developments in technology that achieve market acceptance and regulatory approval;
•	Truist’s success depends on the expertise of key personnel, and if these individuals leave or change their roles without effective replacements Truist's operations and integration activities could be adversely impacted. This could be exacerbated as Truist continues to integrate the management teams of heritage BB&T and heritage SunTrust, or if the organization is unable to hire and retain qualified personnel;
•	legislative, regulatory or accounting changes may adversely affect the businesses in which Truist is engaged;
•	evolving regulatory standards, including with respect to capital and liquidity requirements, and results of regulatory examinations, may adversely affect Truist's financial condition and results of operations;
•	accounting policies and processes require management to make estimates about matters that are uncertain;
•	general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, slower deposit or asset growth, a deterioration in credit quality or a reduced demand for credit, insurance or other services;
•	risk management oversight functions may not identify or address risks adequately;
•	unfavorable resolution of legal proceedings or other claims or regulatory or other governmental investigations or inquiries could result in negative publicity, protests, fines, penalties, restrictions on Truist's operations or ability to expand its business or other negative consequences, all of which could cause reputational damage and adversely impact Truist's financial condition and results of operations;
•	competitors of Truist may have greater financial resources or develop products that enable them to compete more successfully than Truist and may be subject to different regulatory standards than Truist;
•	failure to maintain or enhance Truist’s competitive position with respect to technology, whether it fails to anticipate client expectations or because its technological developments fail to perform as desired or are not rolled out in a timely manner or for other reasons, may cause Truist to lose market share or incur additional expense;
•	fraud or misconduct by internal or external parties, which Truist may not be able to prevent, detect or mitigate;
•	operational or communications systems, including systems used by vendors or other external parties, may fail or may be the subject of a breach or cyber-attack that, if successful, could adversely impact Truist's financial condition and results of operations;
•	security risks, including denial of service attacks, hacking, social engineering attacks targeting Truist’s employees and clients, malware intrusion or data corruption attempts, and identity theft could result in the disclosure of confidential information, adversely affect Truist’s business or reputation or create significant legal or financial exposure;
•	the COVID-19 pandemic has disrupted the global economy, adversely impacted Truist’s financial condition and results of operations, including through increased expenses, reduced fee income and net interest margin and increases in the allowance for credit losses, and continuation of current conditions could worsen these impacts and also adversely affect Truist’s capital and liquidity position or cost of capital, impair the ability of borrowers to repay outstanding loans, cause an outflow of deposits, and impair goodwill or other assets;
•	natural or other disasters, including acts of terrorism and pandemics, could have an adverse effect on Truist, including a material disruption of Truist's operations or the ability or willingness of clients to access Truist's products and services;
•	widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties could adversely impact Truist's financial condition and results of operations; and
•	depressed market values for Truist’s stock and adverse economic conditions sustained over a period of time may require a write down to goodwill.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, Truist undertakes no obligation to revise or update any forward-looking statements.